Exhibit 99.1

CTC MEDIA ANNOUNCES RESULTS OF 2010 ANNUAL STOCKHOLDERS MEETING AND DECLARES FURTHER DIVIDEND

London – April 23, 2010 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announces that all resolutions proposed at CTC Media’s 2010 Annual Stockholders Meeting, held yesterday, have been passed.

Proposal One – Election of Directors

The following three Directors were reelected to serve three-year terms until CTC Media’s annual meeting of stockholders in 2013 and until their respective successors are duly elected and qualified:

Director	Number of Shares For	Number of Shares Withheld	Broker Non-Votes
Mathias Hermansson	141,210,900	483,451	0
Lev Khasis	136,751,474	4,942,877	0
Werner Klatten	136,797,288	4,897,063	0

The current composition of the CTC Media Board of Directors is as follows:

Hans-Holger Albrecht (Co-Chairman of the Board, current term expires 2012)

Peter Aven (Co-Chairman of the Board, current term expires 2012)

Tamjid Basunia (current term expires 2011)

Charles J. Burdick (current term expires 2012)

Irina Gofman (current term expires 2011)

Mathias Hermansson (current term expires 2013)

Lev Khasis (current term expires 2013)

Werner Klatten (current term expires 2013)

Oleg Sysuev (current term expires 2011)

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

Regarding the proposal to ratify the selection by the Audit Committee of Ernst & Young LLC as CTC Media’s independent registered public accounting firm for the year ending December 31, 2010, 141,586,150 shares voted for, 107,948 shares voted against, and 253 shares abstained from voting.

Dividends

As previously announced in a press release issued on February 26, 2010, CTC Media’s Board of Directors announced its intention to pay an aggregate of $40 million in cash dividends in 2010. The first installment of $0.065 per outstanding share of common stock, or $10 million in total, was paid on March 31, 2010. The Board also announced its intention to pay the three remaining $10 million installments in June, September and December of 2010.

The Board of Directors has accordingly declared a further dividend of $0.065 per outstanding share of common stock, or approximately $10 million in total.  The record date for this second installment is June 1, 2010 and the payment date is June 30, 2010.

Although it is the Board’s current intention to declare and pay the two future installments in 2010, there can be no assurance that such installments will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya or

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV, Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova, with a combined potential audience of over 180 million people. In 2009, CTC Media launched the international version of CTC in North America. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.